Exhibit 99.1

DRAFT: Not For Release	Investor Relations contact:
Charles Bracher Tel: 415-278-7137 investor_relations@gymboree.com

Media Relations contact:
Jaclyn Schatzow Tel: 415-278-7472 media_relations@gymboree.com

The Gymboree Corporation Names Blair Lambert to
New Chief Operating Officer Position

San Francisco, Calif., Dec. 7, 2004 – The Gymboree Corporation (NASDAQ: GYMB) today announced that Blair Lambert has been named to the new position of Chief Operating Officer, effective January 18, 2005, and will report directly to Lisa Harper, the company’s chairman and chief executive officer.

Mr. Lambert, who has been on the board of directors since 2003 and will remain a member, will oversee finance, real estate, store operations, distribution and information systems.

“Blair’s retail and financial experience has been invaluable to our board,” said Lisa Harper, The Gymboree Corporation’s chairman and chief executive officer. “As he assumes the role of COO, these skills, along with his solid operating and strong management background, will help increase momentum as we continue to grow our portfolio of brands.”

In August 2003, Mr. Lambert was named chief financial officer at Illuminations.com. In May 2004, Candle Acquisition Co. purchased the assets of Illuminations.com and Mr. Lambert continued to serve as chief financial officer and was appointed to the board of directors. In addition, he has acted as a private consultant for specialty retail businesses.

From June 1996 through October 2001, Mr. Lambert was the chief financial officer at bebe stores, inc. where he was responsible for financial and operating functions including information systems, distribution, merchandise planning and human resources. From 1988 to 1996, Mr. Lambert worked at Esprit de Corp., and was Corporate Vice President of Finance when he departed.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of December 7, 2004, the Company operated a total of 652 stores: 585 Gymboree® retail stores (557 in the United States and 28 in Canada), 54 Janie and Jack® retail shops and 13 JanevilleTM stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 528 franchised and company-operated centers in the United States and 26 countries.

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